This Agreement (the "Agreement") is made as of August 4, 2006, between
SITEL Corporation ("SITEL") and JANA Partners LLC ("JANA", and with SITEL, the "Parties").

            1. APPOINTMENT OF DIRECTORS. In order that certain individuals designated by JANA as set forth below may join SITEL's Board of Directors (the "Board"), the Parties agree, provided with respect to SITEL's obligations in this Section 1 that there has been no material breach of this Agreement by JANA, as follows:

            (a) (i) Kelvin C. Berens shall resign from the Board, (ii) the Board shall appoint Stephen L. Key as a Class II Director on the Board and (iii) the Board shall appoint Robert H. Getz as a Class I Director on the Board. Such resignation and appointments shall be completed and effective no later than ten
(10) business days (or such shorter period of time as the Parties may agree) after the date hereof.

          (b) Upon the earlier of (i) six (6) months from the date hereof and
(ii) delivery of a written request from JANA to SITEL and the approval of a majority of the Board of such request (the "Kubat Resignation Date"), (A) George
J. Kubat shall resign from the Board and (B) the Board shall appoint Charles Penner as a Class III Director on the Board to fill the resulting vacancy. Such resignation and appointment shall be completed and effective no later than five
(5) business days (or such shorter period of time as the Parties may agree) after the Kubat Resignation Date, provided, however, that such five (5) day time period shall be extended as necessary to allow the following events to occur if:
(x) JANA has not yet provided the Board with the information regarding Charles Penner required to be disclosed for board candidates in a proxy statement related to the election of such directors under the federal securities laws and allowed the Board at least ten (10) business days to review, (y) JANA has not yet provided evidence sufficient to allow the Board to determine in its good faith judgment that Stephen L. Key or one of the other JANA Designees (as defined below) qualifies as an "audit committee financial expert" under applicable Securities and Exchange Commission (the "SEC") rules and allowed the Board at least ten (10) business days to review or (z) at least one JANA Designee determined to be an "audit committee financial expert" pursuant to the preceding clause (y) (provided that the Board shall make such determination promptly and in good faith) has not yet informed the Board that he or she is willing and able to serve as the Chairman of SITEL's Audit Committee. The Parties will arrange for an in-person or telephonic meeting between members of the Board's Nominating/Corporate Governance Committee and Charles Penner during such period if such meeting has not already occurred prior thereto.

          (c) In the event that Charles Penner is unwilling or unable to serve on the Board prior to his appointment thereof or is determined not to be an independent director pursuant to the New York Stock Exchange listing standards in the reasonable good faith judgment of the Board, JANA shall promptly designate an individual with reasonably adequate business experience and of reasonably good reputation and character and such individual shall be appointed within ten (10) business days of such designation (provided that such period shall be extended in the same manner provided for in paragraph (b) above as necessary) and such appointment shall be subject to the same right of replacement until such vacancy has been filled pursuant to this Agreement. The individuals appointed to the Board pursuant to this Section 1 shall be referred to herein as "JANA Designees".

          (d) Prior to the appointment to the Board of the JANA Designees appointed pursuant to paragraph (a) above, the Board shall be permitted to reclassify, through a series of resignations and appointments to new classes, its existing directors to facilitate the appointment of each JANA Designee to the applicable class set forth in paragraphs (a) or (b) above, provided with respect to such reclassification that (i) only non-management members of the Board shall resign or be appointed, (ii) no individual will be appointed who is not currently a member of the Board and (iii) directors will be allocated such that, following the appointment of the JANA Designees, the directors will be evenly divided among the three classes of directors on the Board.

          (e) The JANA Designees will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies and other governance guidelines, and shall have the same rights and benefits as are applicable to the independent directors on the Board.

            (f) With respect to SITEL's next annual meeting after the date hereof (expected to be held in 2006) or any special meeting held prior thereto or in lieu thereof where the meeting agenda includes the election or re-election of one or more directors to the Board (the "2006 Shareholders Meeting"), the Board shall nominate each JANA Designee who has been appointed as a director in a class whose term expires at the 2006 Shareholders Meeting to continue serving as a director of such class and recommend in SITEL's proxy statement for the 2006 Shareholders Meeting and at the 2006 Shareholders Meeting that shareholders vote for such JANA Designee's election.

            (g) The Board shall not change or revoke any recommendation referred to in paragraph (f) above or take any action inconsistent with such paragraph, and shall not, nor encourage any third party to, propose or recommend, any other matters related to the Board, including its size and composition, at the 2006 Shareholders Meeting or any meeting of shareholders prior thereto. Nothing contained herein shall require SITEL to hold the 2006 Shareholders Meeting or to hold the 2006 Shareholders Meeting prior to any other meeting of shareholders where the election or re-election of directors is not on the agenda.

            2. VOTING ACTIVITIES. Provided there has been no material breach of this Agreement by the other Party:

            (a) At the 2006 Shareholders Meeting, provided that such slate consists only of current independent members of the Board and/or JANA Designees appointed to the Board in accordance with Section 1 hereof, JANA shall cause all shares of voting stock of SITEL beneficially owned by JANA or any of its affiliates or associates (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (collectively, "Affiliates"), as of the record date for such meeting, to be present for quorum purposes and to be voted in favor of the slate of directors that the Board has nominated for election to the Board. In addition, upon

SITEL's filing with the SEC its proxy statement for the 2006 Shareholders Meeting, JANA shall provide a statement in support of such slate of directors in a form and substance to be reasonably agreed with SITEL to be included in a public statement released by SITEL.

          (b) Neither JANA nor any of its Affiliates will file proxy soliciting materials or solicit proxies with respect to the 2006 Shareholders Meeting. In addition, beginning on the date hereof and continuing for one (1) year, other than as set forth in this Agreement: (i) neither JANA nor any of its Affiliates will, and neither it nor its Affiliates will assist, encourage or advise others to, request a special meeting or an annual meeting of SITEL's shareholders or submit, or participate in, any shareholder proposal to SITEL or any "shareholder access" proposal that may be adopted by the SEC, (ii) JANA shall cause all shares of voting stock of SITEL beneficially owned by JANA or any of its Affiliates as of the record date of any special meeting or annual meeting (other than the 2007 Shareholders Meeting (as defined below)) held during such period to be present for quorum purposes and to be voted in accordance with the Board's recommendation with respect to any shareholder proposal to SITEL or any "shareholder access" proposal that may be adopted by the SEC, (iii) neither Party nor its Affiliates will make any public statement regarding the other Party or such other Party's officers, directors or employees (except as required by law or by subpoena, civil investigative demand or similar legal process in the opinion of its counsel and only after prior notice to and, to the extent practicable, consultation with the other Party; provided, however, that a public statement shall not be deemed to be legally required if such legal requirement would not have arisen but for voluntary conduct of such Party or its representatives) unless approved in writing in advance by the other Party and
(iv) neither Party or its Affiliates will enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing restrictions applicable to such Party, or otherwise form, join or in any way participate in a "group" (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing restrictions applicable to such Party.

          Notwithstanding anything herein to the contrary, (i) JANA may submit notice of any shareholder business and any director nominations in regards to SITEL's next annual meeting after the date of the 2006 Shareholders Meeting (which next meeting is expected to be held in 2007) or any special meeting held in lieu thereof (the "2007 Shareholders Meeting"), provided that such notice may be submitted no more than five (5) calendar days prior to the date that such notice is required pursuant to SITEL's bylaws in order to be timely and (ii) the restrictions in clauses (iii) and (iv) of the immediately preceding paragraph shall not apply to either Party following the delivery of any such notice by JANA. Nothing contained herein shall require SITEL to hold the 2007 Shareholders Meeting before the one (1) year anniversary of the date of the 2006 Shareholders Meeting, and JANA agrees that it will not request or take any action seeking to cause SITEL to hold such meeting before such anniversary.

          Notwithstanding anything herein to the contrary, (i) SITEL agrees to issue a press release within two (2) business days following the execution of this Agreement substantially in the form attached as Exhibit A, (ii) each Party may disclose the terms of this Agreement and other required information in a Form 8-K or Schedule 13D, as applicable, and (iii) each Party may in good faith publicly disclose the terms of this Agreement and respond to questions relating thereto, provided that neither Party will make any disparaging statements regarding the other Party or its directors, officers or employees in such responses.

          3. NO WAIVER. No failure or delay by either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

          4. INJUNCTIVE RELIEF. Each Party acknowledges and agrees that, because of the unique nature of this Agreement, the other Party would suffer irreparable harm in the event of a breach by such Party of any of its obligations under this Agreement, such that monetary damages would be inadequate to compensate the non-breaching Party for such a breach. Each Party agrees that under such circumstances the other Party shall be entitled to injunctive relief, in addition to any other appropriate relief at law to which such Party shall be entitled, and waives any requirement for the securing or posting of any bond in connection with such remedy.

          5. COSTS; ATTORNEYS' FEES. If any suit or other action is commenced to construe or enforce any provision of this Agreement, the prevailing Party, in addition to all other amounts such Party shall be entitled to receive from the non-prevailing Party to such action, shall be awarded reasonable attorneys' fees and court costs.

          6. NOTICE. Notices and other communications hereunder shall be in writing and shall be effective when received by express delivery or facsimile:

If to JANA, to                              If to SITEL, to
Charles Penner                              Teresa Beaufait
JANA Partners LLC                           SITEL Corporation
200 Park Avenue, Suite 3300                 7277 Communications
Drive
New York, NY 10166                          Omaha, NE 68122
Phone: (212) 692-7645                       Phone: (402) 963-6423
Facsimile: (212) 696-7695                   Facsimile: (402) 963-2699

            7. MISCELLANEOUS. This Agreement (i) shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts entered into and to be performed wholly within said State, (ii) constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, superseding all prior agreements, written or oral, other than the Confidentiality Agreement between the Parties dated July 24, 2006, the Confidentiality Agreement between the Parties dated March 2, 2006, and the Shareholder Meeting Notice Agreement dated March 16, 2006, as amended on June 9, 2006, (iii) may not be amended, except in writing, (iv) may be executed in counterparts, (v) shall be binding upon and inure to the benefit of each Party's successors and permitted assigns, (vi) may not be assigned without the prior written consent of the other Party and (vii) shall be enforceable, notwithstanding the unenforceability of any particular provision hereof, with respect to all other provisions hereof. This Agreement does not amend or supersede any existing agreement between SITEL and any affiliate of JANA.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                            SITEL CORPORATION


                                            By: /s/ James F. Lynch
                                               --------------------------------
                                               Name:  James F. Lynch
                                               Title: Chief Executive Officer


                                            JANA PARTNERS LLC


                                            By: /s/ Kevin Lynch
                                               --------------------------------
                                               Name: Kevin Lynch
                                               Title:Partner

ACKNOWLEDGED AND AGREED:


KELVIN C. BERENS

/s/ Kelvin C. Berens
--------------------------

GEORGE J. KUBAT

/s/ George J. Kubat
--------------------------

                                    EXHIBIT A

                SITEL CORPORATION AND JANA PARTNERS LLC ANNOUNCE
                        SETTLEMENT AND NEW BOARD MEMBERS

Omaha, NE - August 7, 2006 - SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer services, and JANA Partners LLC ("JANA"), the Company's largest shareholder, announced today that they have agreed to a settlement and the addition to the Company's board of directors of Robert H. Getz and Stephen L. Key, both designated by JANA, and the addition of a third JANA designee within six months.

Pursuant to an agreement entered into on August 4, the Company's board has approved a reconstituted board consisting of Cyrus F. Freidheim, Jr., Nigel T. Gourlay and Mr. Getz as Class I Directors with terms to expire at the Company's 2008 annual meeting of stockholders; Rohit M. Desai, David J. Hanger and Mr. Key as Class II Directors with terms to expire at the Company's 2006 annual meeting of stockholders; and Mathais J. DeVito, George J. Kubat and James F. Lynch as Class III Directors with terms to expire at the Company's 2007 annual meeting of stockholders. Kelvin C. Berens has resigned from the board after eleven years of distinguished service. The transition in membership of the board was effective on August 4, 2006. In addition, within the next six months, Mr. Kubat will resign from the board and Charles Penner will be appointed to fill the resulting Class III Director vacancy.

Mr. Getz is a private investor and a Managing Director at Cornerstone Equity Investors, LLC, a private equity firm which Mr. Getz co-founded in 1996. Prior to that, Mr. Getz was a Managing Director and Partner with Prudential Equity Investors, a private equity firm which he joined in 1987 following his employment at The Prudential Investment Corporation from 1985 to 1987. Mr. Getz also serves as a director of Novatel Wireless, Inc. and Haynes International Inc. Mr. Key, since 2003, has been the sole proprietor of Key Consulting, LLC, a management and financial consulting business, and is the vice chairman and a member of the advisory board of J.D. Watkins Enterprises, Inc., where he also served as Chief Financial Officer from 2001 to 2006. Mr. Key served as the Chief Financial Officer and Executive Vice President of Textron, Inc. from 1995 to 2001, as the Chief Financial Officer and Executive Vice President of ConAgra, Inc. from 1992 to 1995, and as Managing Partner of Ernst & Young's New York office from 1988 to 1992, after joining Ernst & Young in 1968. Mr. Key also serves on the board of directors of 1-800-Contacts, Inc. and Greenhill & Co., and is a trustee of the Rhode Island School of Design.

As part of the agreement, JANA has agreed to abandon its previously announced intent to nominate directors for election at the Company's 2006 annual meeting. In addition, JANA has agreed not to take certain actions for a one year period and to support the slate of directors nominated for election by the Company's board at the 2006 annual meeting of stockholders, subject to the terms of the agreement which will be incorporated by reference on Form 8-K to be filed by the Company this week.


ABOUT SITEL CORPORATION

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world's leading organizations, SITEL designs and improves customer contact models across its clients' customer acquisition, retention and development cycles.

SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail. SITEL has approximately 39,000 employees in 90 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries. SITEL is a leader in the contact center industry. Please visit SITEL's website at WWW.SITEL.COM for further information.

ABOUT  JANA  PARTNERS  LLC

JANA Partners LLC is a private money management firm with offices in New York and San Francisco and over $5 billion in assets.



FROM:
SITEL Corporation
7277 World Communication Drive
Omaha, NE 68122
CONTACTS:
Bill Sims, Investor Relations
402-963-6810